Exhibit 99.2

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis provides information that Lucid Group, Inc.’s management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition as of June 30, 2021 and for the three and six months ended June 30, 2021. The discussion should be read together with the consolidated financial statements for the three and six months ended June 30, 2021 and 2020, and the related notes that are included as exhibit 99.1 to this Current Report on Form 8-K/A (this “Report”). This discussion may contain forward-looking statements based upon Lucid’ Group Inc.’s current expectations, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in Lucid Group, Inc.’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on August 2, 2021 (the “S-1 Registration Statement”). Unless the context otherwise requires, all references in this section to “Lucid,” the “Company,” “we,” “us,” “our,” and other similar terms refer to the business of Atieva, Inc. and its consolidated subsidiaries.

Frequently Used Terms

Unless otherwise stated in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, or the context otherwise requires, references to:

“Churchill” are to Churchill Capital Corp IV, a Delaware corporation and our predecessor company prior to the consummation of the Transactions, which changed its name to Lucid Group, Inc. following the consummation of the Transactions, and its consolidated subsidiaries;

“Churchill IPO” are to the initial public offering by Churchill which closed on August 3, 2020;

“Churchill’s Class A common stock” are, prior to consummation of the Transactions, to Churchill’s Class A common stock, par value $0.0001 per share and, following consummation of the Transactions, to the Class A common stock, par value $0.0001 per share of Lucid Group, Inc.;

“Closing Date” are to July 23, 2021, the date on which the Transactions were consummated;

“Effective Time” are to the date and time that the Merger becomes effective;

“Equity Value” are to the sum of (a) $11.75 billion plus (b) (i) all cash and cash equivalents of Lucid and its subsidiaries less (ii) all indebtedness for borrowed money of Lucid and its subsidiaries, in each case as of two business days prior to the Closing Date;

“Exchange Ratio” are to the quotient, rounded to the nearest thousandth (0.001), obtained by dividing (i) the Per Share Equity Value by (ii) ten dollars ($10.00);

“Lucid Common Shares” are to the common shares, par value $0.0001 per share, of Lucid;

“Lucid Group” are to Lucid Group, Inc., a Delaware corporation, and its consolidated subsidiaries;

“Lucid Series B Preferred Shares” are to the Series B preferred shares, par value $0.0001 per share, of Lucid;

“Lucid Series D Preferred Shares” are to the Series D preferred shares, par value $0.0001 per share, of Lucid;

“Lucid Series E Preferred Shares” are to the Series E preferred shares, par value $0.0001 per share, of Lucid;

“Lucid Total Shares” are to the sum of (i) the aggregate number of issued and outstanding Lucid shares as of immediately prior to the Effective Time after giving effect to the conversion set forth in Section 3.01 of the merger agreement, (ii) the aggregate number of Lucid shares issuable upon the exercise of all vested Lucid options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Lucid options in connection with the consummation of the Merger), (iii) the aggregate number of Lucid shares that are subject to vested Lucid RSUs, if any, as of immediately prior to the Effective Time and (iv) the aggregate number of Lucid shares issuable upon the exercise of all outstanding Lucid warrants as of immediately prior to the Effective Time;

“Merger” are to the merger of Merger Sub and Lucid, with Lucid surviving such merger as a wholly owned subsidiary of Churchill;

“Merger Agreement” are to that certain Agreement and Plan of Merger, dated as of February 22, 2021, by and among Churchill, Lucid and Merger Sub, as the same has been or may be amended, modified, supplemented or waived from time to time;

“Merger Sub” are to Air Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Churchill;

“Per Share Equity Value” are to the quotient, rounded to the nearest cent ($0.01), obtained by dividing (i) the sum of (A) the Equity Value plus (B) the aggregate exercise price of all vested Lucid options as of immediately prior to the Effective Time (including after giving effect to any acceleration of any unvested Lucid options in connection with the consummation of the Merger) plus (C) the aggregate exercise price of all outstanding Lucid warrants as of immediately prior to the Effective Time by (ii) the Lucid Total Shares;

“PIPE Investment” are to the private placement pursuant to which Churchill entered into PIPE Subscription Agreements (containing commitments to funding that are subject only to conditions that generally align with the conditions set forth in the Merger Agreement) with certain investors whereby Churchill has agreed to issue and sell to the PIPE Investors $2.5 billion of Churchill’s Class A common stock at a purchase price of $15.00 per share;

“PIPE Investors” are to the investors participating in the PIPE Investment;

“PIPE Subscription Agreements” are to the common stock subscription agreements entered into by and among Churchill, and the investors party thereto, in each case, dated as of February 22, 2021 and entered into in connection with the PIPE Investment;

“SEC” are to the United States Securities and Exchange Commission; and

“Transactions” are to the Merger, together with the other transactions contemplated by the Merger Agreement and the related agreements.

Overview

We are a technology and automotive company with a mission to inspire the adoption of sustainable transportation by creating the most captivating luxury electric vehicles centered around human experience. Our focus on in-house technological innovation and a “clean sheet” approach to engineering and design have led to the development of our groundbreaking electric vehicle, the Lucid Air, which we expect to go into production in the second half of 2021.

The Lucid Air is a luxury electric sedan that redefines both the luxury car segment and the electric vehicle space. Through miniaturization of the key drive-train components, the Lucid Air is designed to deliver compelling performance and interior space with an exterior that is reminiscent of a high-performance sports car. We believe our drivetrain and battery pack technologies are significant differentiators and our battery technology has been driven more than twenty million real-world miles since Lucid’s inception. With our 900V+ electrical architecture, we expect that some variants of the Lucid Air will be able to achieve sufficient charge in approximately 20 minutes to travel 300 miles and have travel range in excess of 500 miles on a single charge. The Lucid Air is expected to be available in a variant with over 1,000 horsepower and the ability to travel from zero to 60 miles per hour in less than 2.5 seconds. We are also the supplier of battery technology for the premier EV racing series. We believe the Lucid Air will establish the bar for excellence across future Lucid products and experiences by fusing art and science to capture the potential of electrification.

The Lucid Air will be manufactured in-house at our greenfield purpose-built electric vehicle manufacturing facilities in Casa Grande, Arizona, named Advanced Manufacturing Plant-1 (“AMP-1”) and Lucid Powertrain Manufacturing Plant (“LPM-1”). Upon completion of our facilities, our manufacturing footprint in Casa Grande is expected to exceed 5 million square feet on 495 acres. Our AMP-1 facility is designed with an initial output capacity to produce up to 34,000 vehicles annually. We are on track to start our production of the Lucid Air utilizing our AMP-1 facility in the second half of 2021.

We expect to launch additional vehicles over the coming decade. We have already commenced engineering and design work for Project Gravity, a luxury SUV that is expected to leverage the same platform and many of the technological advancements developed for the Lucid Air. We expect to begin production of Project Gravity at the end of 2023. After the Lucid Air and Project Gravity, we plan to leverage our technological and manufacturing advancements to develop and manufacture progressively more affordable vehicles in higher volumes. We further believe that our battery systems expertise positions us to produce compelling stationary energy storage system (“ESS”) products. ESS is a technologically adjacent opportunity which can leverage the modular design of our battery packs and our extensive experience with battery pack and battery management systems.

We plan to sell our vehicles directly to consumers through both our retail store or gallery locations, which we refer to as “Studios,” and our online purchasing platform as we believe the direct-to-consumer sales model reflects today’s changing customer preferences. We believe that our direct-to-consumer sales model, combined with a digitally enhanced luxury experience through our website and a refined in-store experience, creates opportunities to tailor to each customer’s purchase and ownership preferences. As of June 30, 2021, we have opened eight retail stores and expect additional stores and service centers to open in North America throughout 2021. We believe in owning our sales and service network in order to control our customers’ experience throughout their journey with us. We are also in the process of establishing an in-house service footprint through brick-and-mortar service centers in various geographies and a planned mobile service fleet. In order to deliver excellent in-house and mobile services to our customers, we also plan to have an approved list of vetted and specially trained body shop technicians.

Our revenue to date has been generated primarily from the sales of battery pack systems, supplies and related services. To date, we have not sold any vehicles, and we do not expect to begin commercial sales of our vehicles until the second half of 2021. We incurred net losses of $261.7 million and $117.3 million for the three months ended June 30, 2021 and 2020, and net losses of $1.0 billion and $246.9 million for the six months ended June 30, 2021 and 2020, respectively, and $719.4 million and $277.4 million for the years ended December 31, 2020 and 2019, respectively, and we expect to incur significant net losses for the foreseeable future. We plan to make significant investments in capital expenditures to build and expand our manufacturing, sales and service facilities, hire a commercial sales team, and continue to invest in research and development. We expect that our existing cash and cash equivalents, including the net proceeds from the Transactions and the PIPE Investment, will be sufficient to meet our capital expenditure and working capital requirements for a period of at least twelve months from the date of this Report.

Recent Developments

Closing of Transactions

On the Closing Date, Churchill and Lucid consummated the Transactions. Pursuant to the Merger Agreement, Merger Sub merged with and into Lucid, with Lucid surviving the Merger. Lucid became a wholly owned subsidiary of Churchill and Churchill was immediately renamed “Lucid Group, Inc.” Each Lucid Common Share issued and outstanding immediately prior to Closing was automatically surrendered and exchanged for the right to receive a number of shares of Churchill's Class A common stock equal to the Exchange Ratio based on the Equity Value.

We expect the Transactions to be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Churchill is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of Lucid Group will represent a continuation of the financial statements of Lucid with the Transactions treated as the equivalent of Lucid issuing shares for the net assets of Churchill, accompanied by a recapitalization. The net assets of Churchill will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Lucid in future reports of Lucid Group.

In connection with the Transactions, we raised $4.6 billion of gross proceeds including the contribution of $2.1 billion of proceeds from cash held in Churchill’s trust account from the Churchill IPO, net of redemption of Churchill’s Class A common stock held by Churchill’s public stockholders of $0.2 million, and $2.5 billion of proceeds from the PIPE Investment. We estimate the direct and incremental transaction costs in connection with the Transactions incurred prior to, or concurrent with the Closing by Churchill, including the PIPE Investment and the deferred underwriting fees related to the Churchill IPO, and Lucid to be $175.0 million. We intend to use the net proceeds for future capacity expansion, general corporate purposes and to meet our working capital needs.

Lucid’s historical audited annual consolidated financial statements as of and for the years ended December 31, 2020 and 2019, and unaudited interim condensed consolidated financial statements as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020, and the related respective accompanying notes that are included elsewhere in this Report do not include the effects of the Transactions. Lucid’s historical results and other financial information for all periods discussed and analyzed in this section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” also do not include the effects of the Transactions.

Key Factors Affecting Our Performance

We believe that our future success and financial performance depend on a number of factors that present significant opportunities for our business, but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors” in the S-1 Registration Statement.

Design and Technology Leadership

We believe we are positioned to be a leader in the electric vehicle market by unlocking the potential for advanced, high-performance, and long-range electric vehicles to co-exist. The Lucid Air is designed with race-proven battery pack technologies and robust performance together with a sleek exterior design and expansive interior space given our miniaturized key drivetrain components. We anticipate consumer demand for the Lucid Air based on its luxurious design, high-performance technology and sustainability leadership, and the growing acceptance of and demand for electric vehicles as a substitute for gasoline-fueled vehicles. Though not yet commercially available, we have received significant interest in the Lucid Air from potential customers. Through June 30, 2021, we have refundable reservations that reflect potential sales greater than $900.0 million.

Direct-to-Consumer Model

We plan to operate a direct-to-consumer sales and service model, which we believe will allow us to offer a personalized experience for our customers based on their purchase and ownership preferences. We expect to incur significant expenses in our sales and marketing operations as we prepare for commercialization of the Lucid Air, including to open Studios, hire a sales force, invest in marketing and brand awareness, and stand up a service center operation. As of June 30, 2021, we had opened eight Studios in four locations in California, two locations in Florida, one location in New York and one location in Illinois. By the end of 2021, we expect to open additional Studios and service centers in North America. We also intend to hire additional sales, customer service, and service centers personnel. We believe that investing in our direct-to-consumer sales and service model will be critical to deliver and service the Lucid electric vehicles we plan to manufacture and sell.

Establishing Manufacturing Capacity

Achieving commercialization and growth for each generation of electric vehicles requires us to make significant capital expenditures to scale our production capacity and improve our supply chain processes in the United States and internationally. We expect our capital expenditures to increase each year through 2023 as we continue our phased construction of our AMP-1 and LPM-1 facilities and international expansion and then to decrease in the subsequent years. The amount and timing of our future manufacturing capacity requirements, and resulting capital expenditures, will depend on many factors, including the pace and results of our research and development efforts to meet technological development milestones, our ability to develop and launch new electric vehicles, our ability to achieve sales and experience customer demand for our vehicles at the levels we anticipate, our ability to utilize planned capacity in our existing facilities and our ability to enter new markets.

Technology Innovation

We develop in-house battery and powertrain technology, which requires us to invest a significant amount of capital in research and development. The electric vehicle market is highly competitive and includes both established automotive manufacturers and new entrants. To establish market share and attract customers from competitors, we plan to continue to make substantial investments in research and development for the commercialization and continued enhancements of the Lucid Air, the development of Project Gravity, and future generations of our electric vehicles and other products.

Results of Operations

The following tables set forth our results of operations for the periods presented (in thousands):

	Three Months Ended June 30, 2021				Six Months Ended June 30, 2021
	2021	2020	$ change	% change	2021	2020	$ change	% change
Revenue	$174	$—	$174	NM	$487	$8	$479	NM
Cost of revenue(1)	19	(59)	78	NM	104	(59)	163	NM
Gross profit	155	59	96	163%	383	67	316	472%
Operating expenses:
Research and development(1)	176,802	97,940	78,862	81%	344,171	207,699	136,472	66%
Selling, general and administrative(1)	72,272	15,539	56,733	365%	203,924	29,784	174,140	585%
Total operating expenses	249,074	113,479	135,595	119%	548,095	237,483	310,612	131%
Loss from operations	(248,919)	(113,420)	(135,499)	119%	(547,712)	(237,416)	(310,296)	131%
Other income (expense), net:
Change in fair value of forward contracts	(12,382)	(3,203)	(9,179)	287%	(454,546)	(8,719)	(445,827)	NM
Change in fair value of convertible preferred share warrant liability	—	(57)	57	NM	(6,976)	(114)	(6,862)	NM
Interest expense	(30)	(1)	(29)	NM	(35)	(10)	(25)	250%
Other expense	(390)	(632)	242	(38)%	(400)	(709)	309	(44)%
Total other expense, net	(12,802)	(3,893)	(8,909)	229%	(461,957)	(9,552)	(452,405)	NM
Loss before provision for (benefit from) income taxes	(261,721)	(117,313)	(144,408)	123%	(1,009,669)	(246,968)	(762,701)	309%
Provision for (benefit from) income taxes	5	(28)	33	NM	9	(100)	109	NM
Net loss and comprehensive loss	$(261,726)	$(117,285)	$(144,441)	123%	$(1,009,678)	$(246,868)	$(762,810)	309%

NM – non-meaningful

(1) Includes share-based compensation expense as follows (in thousands):

	Three Months Ended June 30, 2021				Six Months Ended June 30, 2021
	2021	2020	$ change	% change	2021	2020	$ change	% change
Research and development	$13,539	$552	$12,987	NM	$26,703	$1,393	$25,310	NM
Selling, general and administrative	10,910	458	10,452	NM	102,541	588	101,953	NM
Total	$24,449	$1,010	$23,439	NM	$129,244	$1,981	$127,263	NM

NM – non-meaningful

Revenue

To date, we have primarily generated revenue from the sales of battery pack systems, supplies and related services for vehicles to a single customer. We have identified the sale of battery pack systems and the related supplies as a performance obligation to be recognized at the point in time when control is transferred to the customer. While our customer generally has the right to return defective or non-conforming products, product returns have been immaterial in past periods. We do not expect the sales from the battery pack systems for the world’s premier electric racing series to be material for the go-forward commercialized business.

Revenue increased by $0.2 million, or over 100%, for the three months ended June 30, 2021. The increase is attributable to an increase in sales of our battery pack systems and supplies for vehicles.

Revenue increased by $0.5 million, or over 100%, for the six months ended June 30, 2021. The increase is attributable to an increase in sales of our battery pack systems and supplies for vehicles.

Cost of Revenue

Cost of revenue related to battery pack systems, supplies and related services for electric vehicles primarily consists of direct parts and materials, shipping and handling costs, headcount related costs, such as salaries and related personnel expenses, including share-based compensation, and estimated warranty expenses related to battery pack systems. Cost of revenue also includes allocated overhead costs including depreciation of manufacturing related equipment and facilities, amortization of capitalized internal-use software, facilities, and information technology costs.

Once we have commenced commercial production of the Lucid Air, we expect to capitalize the cost to manufacture vehicles and expense these capitalized inventory costs when the vehicles are sold within cost of revenue. We have not capitalized any vehicle manufacturing costs to date.

Cost of revenue and gross profit did not significantly fluctuate during the three months ended June 30, 2021 as compared to the same period prior year. Gross margin was over 100% for the three months ended June 30, 2021, and there was no revenue in the same period prior year.

Cost of revenue increased by $0.2 million, or over 100%, for the six months ended June 30, 2021 as compared to the same period prior year. The increase was due to the increase of sales of our battery pack systems and supplies for vehicles. Gross profit increased by $0.3 million, or over 100%, primarily due to an increase in revenue partially offset by an increase in cost of revenue. Gross margin increased by 100% primarily due to an increase in cost of revenue for the six months ended June 30, 2021 compared to the same period prior year.

Operating Expenses

Our operating expenses consist of research and development and selling, general and administrative expenses.

Research and Development

Our research and development efforts have primarily focused on the development of our battery and powertrain technology, the Lucid Air, Project Gravity and future generations of our electric vehicles. Research and development expenses consist primarily of materials, supplies and personnel-related expenses for employees involved in the engineering, designing, and testing of electric vehicles. Personnel-related expenses primarily include salaries, benefits and share-based compensation. Research and development expenses also include professional services fees, allocated facilities costs, such as office and rent expense and depreciation expense, and other engineering, designing, and testing expenses.

Research and development expense increased by $78.9 million, or 81%, for the three months ended June 30, 2021 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $36.1 million due to growth in headcount and share-based compensation expense of $13.0 million recognized in relation to the fourth closing of the Lucid Series E Preferred Shares issuance. Additionally, we incurred increases in office and rent expense of $12.4 million primarily related to additional facilities needed to scale our business, increases in professional service fees of $9.6 million, and increase in materials and supplies expenses of $5.6 million.

Research and development expense increased by $136.5 million, or 66%, for the six months ended June 30, 2021 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $68.8 million due to growth in headcount and share-based compensation expense of $24.9 million recognized in relation to the fourth closing of the Lucid Series E Preferred Shares issuance. Additionally, we incurred increases in office and rent expense of $34.9 million primarily related to additional facilities needed to scale our business and increases in professional service fees of $18.8 million. These increases were offset by a decrease in materials and supplies expenses of $15.5 million as we continued to transition from product development into commercialization.

Selling, General, and Administrative

Selling, general, and administrative expenses consist primarily of personnel-related expenses for employees involved in general corporate, selling and marketing functions, including executive management and administration, legal, human resources, accounting, finance, tax, and information technology. Personnel-related expenses primarily include salaries, benefits and share-based compensation. Selling, general, and administrative expenses also include allocated facilities costs, such as office, rent and depreciation expenses, professional services fees and other general corporate expenses. As we continue to grow as a company, build out our sales force, and commercialize the Lucid Air and planned future generations of our electric vehicles, we expect that our selling, general and administrative costs will increase.

We also expect to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations, and professional services.

Selling, general, and administrative expense increased by $56.7 million, or over 100%, for the three months ended June 30, 2021 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $22.8 million due to growth in headcount and other compensation related charges, and share-based compensation expense of $10.5 million recognized in relation to the fourth closing of the Lucid Series E Preferred Shares issuance as we grew our sales force and expanded general and administrative functions needed to scale our business. Additionally, we incurred increases in other allocated overhead costs of $11.6 million primarily related to additional facilities to support the growing operations of our business and increases in professional service fees of $9.7 million.

Selling, general, and administrative expense increased by $174.1 million, or over 100%, for the six months ended June 30, 2021 as compared to the same period prior year. The increase was primarily attributable to increases in personnel-related expenses of $32.5 million due to growth in headcount and other compensation related charges, and share-based compensation expense of $102.4 million recognized in relation to the fourth closing of the Lucid Series E Preferred Shares issuance as we grew our sales force and expanded general and administrative functions needed to scale our business. Additionally, we incurred increases in other allocated overhead costs of $22.0 million primarily related to additional facilities to support the growing operations of our business and increases in professional service fees of $13.1 million.

Change in Fair Value of Contingent Forward Contracts

Our contingent forward contracts provided the holder the right to purchase Lucid Series D Preferred Shares and Lucid Series E Preferred Shares in future periods and were subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our contingent forward contracts were recognized in the consolidated statements of operations and comprehensive loss.

Change in contingent forward contracts liability increased by $9.2 million, or over 100%, for the three months ended June 30, 2021 compared to the same period prior year primarily due to the change in fair value of the Series E contingent forward contracts.

Change in contingent forward contracts liability increased by $445.8 million, or over 100%, for the six months ended June 30, 2021 compared to the same period prior year primarily due to the change in fair value of the Series E contingent forward contracts.

Change in Fair Value of Convertible Preferred Share Warrant Liability

Our convertible preferred share warrant liability related to Lucid Series D Preferred Shares was subject to remeasurement to fair value at each balance sheet date. Changes in the fair value of our convertible preferred share warrant liability were recognized in the consolidated statements of operations and comprehensive loss. We do not expect to have continuing adjustments to the liability for changes in fair value as all of our issued and outstanding convertible preferred share warrants were exercised as of March 2021.

We recorded loss of $7.0 million for the six months ended June 30, 2021 due to the changes in fair value of the convertible preferred share warrant liability related to Lucid Series D Preferred Shares upon the exercise and settlement of all outstanding warrants to purchase Lucid Series D Preferred Shares.

Interest Expense

Interest expense consists primarily of the interest incurred on our capital leases.

Interest expense did not significantly fluctuate during the three and six months ended June 30, 2021 compared to the same period prior year.

Other Expense

Other expense consists primarily of foreign currency gains and losses. Our foreign currency exchange gains and losses relate to transactions and asset and liability balances denominated in currencies other than the U.S. dollar. We expect our foreign currency gains and losses to continue to fluctuate in the future due to changes in foreign currency exchange rates.

Other expense did not significantly fluctuate during the three and six months ended June 30, 2021 compared to the same period prior year.

Provision for (Benefit from) Income Taxes

Our provision for (benefit from) income taxes consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We maintain a valuation allowance against the full value of our U.S. and state net deferred tax assets because we believe it is more likely than not that the recoverability of these deferred tax assets will not be realized.

The provision for (benefit from) income taxes did not significantly fluctuate during the three and six months ended June 30, 2021 compared to the same period prior year.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we have financed our operations primarily from the issuances of shares and convertible notes. As of June 30, 2021, we had $592.7 million of cash and cash equivalents and short-term investments.

In connection with the Transactions, we raised $4.6 billion of gross proceeds including the contribution of $2.1 billion of proceeds from cash held in Churchill’s trust account from the Churchill IPO, net of redemption of Churchill’s Class A common stock held by Churchill’s public stockholders of $0.2 million, and $2.5 billion of proceeds from the PIPE Investment. We estimate the direct and incremental transaction costs in connection with the Transactions incurred prior to, or concurrent with the Closing by Churchill, including the PIPE Investment and the deferred underwriting fees related to the Churchill IPO, and Lucid to be $175 million. We intend to use the net proceeds for future capacity expansion, general corporate purposes and to meet our working capital needs.

As an early stage growth company in the pre-commercialization stage of development, we have incurred substantial net losses since inception. We expect to continue to incur net losses in accordance with our operating plan as we continue to expand our research and development activities to complete the development of vehicles, establish our consumer base and scale our operations to meet anticipated demand. We anticipate our cumulative spend on capital expenditures of at least $6.0 billion over the next four years to support our commercialization and growth as we continue our phased construction of our AMP-1, LPM-1 and international manufacturing facilities, purchase infrastructure for our vehicle production and launch our retail Studios to support our direct-to-consumer model. As of December 31, 2020, our non-cancellable commitments, as disclosed in “— Contractual Obligations and Commitments,” do not include any commitments related to these capital expenditures as we do not have any commitments related to these capital expenditures that we cannot cancel without a significant penalty. In addition to our capital expenditures, we expect our operating expenses to increase as we hire a commercial sales and service team and continue to invest in research and development. We expect these investments to be a key driver of our long-term growth and competitiveness, but will negatively impact our free cash flow. We have based these estimates on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently anticipate. We believe that our cash on hand following the consummation of the Transactions, including the proceeds from the PIPE Investment, will be sufficient to meet our capital expenditure and working capital requirements for a period of at least twelve months from the date of this Report. We expect to require additional capital to finance our operations, which may include seeking additional capital through equity offerings or debt financings. The amount and timing of our future funding and our commercialization requirements, if any, will depend on many factors, including the pace and results of our research and development efforts and our commercialization efforts. We may be unable to obtain any such additional financing on reasonable terms or at all. Our ability to access capital when needed is not assured and, if capital is not available to us when, and in the amounts needed, we could be required to delay, scale back or abandon some or all of our development programs and other operations, which could materially harm our business, prospects, financial condition and operating results.

The expenditures associated with the development and commercial launch of our vehicles, the anticipated increase in manufacturing capacity, and the international expansion of our business operations are subject to significant risks and uncertainties, many of which are beyond our control, which may affect the timing and magnitude of these anticipated expenditures. These risk and uncertainties are described in more detail in the S-1 Registration Statement in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Historical Cash Flows

The following table summarizes our cash flows for the periods presented (in thousands):

	Six Months Ended June 30,
	2021	2020
Cash used in operating activities	$(453,804)	$(208,242)
Cash used in investing activities	(206,514)	(251,090)
Cash provided by financing activities	612,105	400,233
Net decrease in cash, cash equivalents, and restricted cash	$(48,213)	$(59,099)

Cash Used in Operating Activities

Our cash flows used in operating activities to date have been primarily comprised of costs related to research and development, payroll and other general and administrative activities. As we continue to ramp up hiring ahead of starting commercial operations, we expect our cash used in operating activities to increase significantly before it starts to generate any material cash flows from our business.

Net cash used in operating activities of $453.8 million for the six months ended June 30, 2021 primarily consisted of $1.0 billion of net loss, adjusted for $618.8 million of non-cash charges and a decrease in net operating assets and liabilities of $62.9 million. The non-cash charges primarily included the fair value of contingent forward contracts and warrant liabilities of $461.5 million, convertible preferred share related expense of $129.2 million, non-cash operating lease cost of $13.5 million, and depreciation and amortization, including amortization of insurance premium and losses on disposals of property and equipment of $14.5 million. The decrease in net operating assets of $44.9 million is primarily due to $27.2 million increase in purchase of inventory and $11.2 million increase in prepaid expenses. The decrease in operating liabilities of $18.1 million is primarily due to $11.0 million decrease in financed insurance premium, $4.5 million decrease in other current liabilities and accrued liabilities, $11.9 million decrease in accounts payable, $7.7 million decrease in operating lease liability, partially offset by $8.0 million increase in accrued compensation.

Net cash used in operating activities of $208.2 million for the six months ended June 30, 2020 primarily consisted of $246.9 million of net loss, adjusted for $14.2 million of non-cash charges and an increase in net operating assets and liabilities of $24.4 million. The non-cash charges primarily included the fair value of contingent forward contracts and warrant liabilities of $8.8 million, depreciation and amortization, including loss on disposal of property and equipment, of $3.4 million, and changes in share-based compensation of $2.0 million. The increase in net operating assets and liabilities primarily related to increases in operating liabilities of $22.1 million and increases in operating assets of $2.2 million.

Cash Used in Investing Activities

We continue to experience negative cash flows from investing activities as we expand our business and continue to build our infrastructure. Cash flows from investing activities primarily relate to capital expenditures to support our growth.

Net cash used in investing activities of $206.5 million for the six months ended June 30, 2021 was primarily attributable to capital expenditures.

Net cash used in investing activities of $251.1 million for the six months ended June 30, 2020 was entirely attributable to capital expenditures.

Cash Provided by Financing Activities

Through June 30, 2021, we financed our operations primarily through the sale of equity securities and convertible notes.

Net cash provided by financing activities of $612.1 million during the six months ended June 30, 2021 was primarily attributable to $600.0 million of proceeds from the issuance of Lucid Series E Preferred Shares, $11.0 million proceeds from short-term insurance financing note and $5.3 million of proceeds from the exercises of share options, $3.0 million of proceeds from the issuance of Lucid Series D Preferred Shares, partially offset by $3.0 million cash paid for the repurchase of Lucid Series B Preferred Shares and $2.7 million cash paid for the short-term insurance financing note.

Net cash provided by financing activities of $400.2 million during the six months ended June 30, 2020 was primarily attributable to $400.0 million of proceeds from the issuance of Lucid Series D Preferred Shares.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020:

		Payments Due by Periods
	Total	< 1 year	1 – 3 years	3 – 5 year	> 5 years
			(in thousands)
Operating lease obligations	$253,796	$25,490	$56,470	$55,681	$116,155
Non-cancellable purchase commitment	506,000	101,200	404,800	—	—
Total commitments	$759,796	$126,690	$461,270	$55,681	$116,155

Operating lease obligations — Operating leases include nine lease agreements we entered into from January 2020 to December 31, 2020 for retail locations in Arizona, California, Florida, New York, and Virginia, with lease expiration dates ranging from March 2025 through December 2032. Base rent for these leases ranges from $0.1 million to $0.4 million per annum, with certain leases having 3% annual base rent escalation clauses during the lease terms. As of December 31, 2020, the remaining operating lease commitments were $253.8 million. These commitments are reflected in the table above.

Non-cancellable purchase commitments — As of December 31, 2020, we are committed to purchase battery cells from a provider over the next three years for a total estimated minimum of $506.0 million. Battery cell costs may fluctuate from time to time under the purchase commitment based on, among other things, supply and demand, costs of raw materials, and purchase volume. The table above does not include contracts that are not enforceable and legally binding and that do not specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty.

At June 30, 2021, there were no material changes in our contractual obligations as reported in the audited financial statements for the years ended December 31, 2020.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet activities or have any arrangements or relationships with unconsolidated entities, such as variable interest, special purpose, and structured finance entities.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

We are exposed to market risk for changes in interest rates applicable to our cash and cash equivalents, restricted cash, and short-term investments. We had cash, cash equivalents and restricted cash totaling $592.2 million and short-term investments totaling $0.5 million as of June 30, 2021. Our cash and cash equivalents and short-term investments were invested primarily in money market funds and certificates of deposits. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under the policy, we invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 10% change in interest rates would not have had a material impact on the value of our cash, cash equivalents or short-term investments as of June 30, 2021.

Seasonality

Automotive sales typically tend to decline over the winter season though we do not expect seasonality to have a significant impact on our results of operations in the near term until we scale our business.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included elsewhere in this Report are prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts and related disclosures in our financial statements and accompanying notes. We base our estimates on historical experience and on various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions due to the inherent uncertainty involved in making those estimates and any such differences may be material.

We believe that the following accounting policies involve a high degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of our operations. See Note 2 to our consolidated financial statements included elsewhere in this Report for a description of our other significant accounting policies.

Share-Based Compensation

We have granted share-based awards consisting primarily of Lucid Options, as incentive and non-statutory stock options, and Lucid RSUs, as restricted stock units, to employees, members of our board of directors, and non-employees.

Lucid Options

Lucid Options generally vest over four years, and the majority of which vest at a rate of 25% on the first anniversary of the grant date, with the remainder vesting ratably each month over the next three years. Lucid Options generally expire 10 years from the date of grant and are exercisable when the options vest. Share-based compensation expense for Lucid Options is generally recognized on a straight-line basis over the requisite service period based on the estimated fair value of the awards on the date of grant. We estimate the fair value of stock options granted using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires certain subjective inputs and assumptions, including the fair value of our underlying common shares, expected common share price volatility, expected dividend yield of our common shares, risk-free interest rates, and the expected option term. The assumptions used in the Black-Scholes option-pricing model are estimated as follows:

Fair value of common shares — The fair value of our common shares is estimated because our common shares are not yet publicly traded. Our board of directors considers numerous objective and subjective factors to determine the fair value of our common shares as discussed below in the subsection entitled “— Common Share Valuation.”

Expected Volatility — The volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to our business corresponding to the expected option term as we do not have sufficient history of trading in our common shares.

Dividend Yield — The expected dividend yield is zero as we have never declared or paid cash dividends and have no current plans to do so in the foreseeable future.

Risk Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected option term.

Expected Option Term — The expected option term represents the period that the Lucid Options are expected to be outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms, vesting schedules and expectations of future employee behavior.

We continue to use judgment in evaluating the expected volatility over the expected option term and the expected option term utilized in our stock-based compensation expense calculation on a prospective basis. As we continue to accumulate additional data related to our common stock, we may refine our estimates of the expected volatility over the expected option term, which could materially impact our future stock- based compensation expense.

The following table summarizes the weighted-average assumptions used in estimating the fair value of share options granted during each of the periods presented:

	Six Months Ended June 30,
	2021	2020
Weighted average volatility	41.9%	42.7%
Expected term (in years)	5.9	6.0
Risk-free interest rate	0.6%	1.1%
Expected dividends	—	—

Lucid RSUs

Lucid RSUs are subject to both service-based and performance-based vesting conditions. The service-based vesting condition for these awards is typically satisfied equally over four years with a cliff vesting period of one year and continued vesting in equal quarterly installments thereafter. The performance-based vesting condition was satisfied upon the Closing. These qualifying liquidity events were not deemed probable until consummated, and therefore, share-based compensation related to these RSUs remained unrecognized prior to the consummation of the Transactions.

We estimate the fair value of the Lucid RSUs based on the estimated fair value of Lucid’s underlying common shares as of the date of the grant. Share-based compensation for Lucid RSUs is generally recognized on a graded vesting basis over the requisite service period once the performance condition is satisfied.

Upon the Closing, we began recording stock-based compensation expense during the three months ended September 30, 2021 based on the grant-date fair value of the RSUs using the graded vesting attribution method.

CEO RSU Award

In March 2021, our board of directors approved the grant of 11,293,177 RSUs to Peter Rawlinson as Lucid’s CEO under the 2021 Plan (the “CEO RSU Award”) to encourage Mr. Rawlinson to focus on the long-term success of Lucid. Upon the Closing, the Lucid RSUs underlying the CEO RSU Award were cancelled and exchanged into Lucid Group RSUs under the Incentive Plan as adjusted by the Exchange Ratio. The CEO RSU Award is comprised of 5,232,507 RSUs subject to performance and service conditions (the “CEO Time-Based RSUs”) and 6,060,670 RSUs subject to performance and market conditions (the “CEO Performance RSUs”), as described further below. Upon the consummation of the Transactions, the 5,232,507 CEO Time-Based RSUs and 6,060,670 CEO Performance RSUs were cancelled and exchanged for 13,834,748 and 16,024,411 Lucid Group RSUs, respectively, for shares of Class A common stock with the same terms and vesting conditions except for the number of shares, which is adjusted by the Exchange Ratio of 2.644. Upon the Closing, we began recording stock-based compensation expense during the three months ended September 30, 2021 based on the grant-date fair value of the RSUs using the graded vesting attribution method.

CEO Time-Based RSUs — The performance condition was satisfied upon the Closing. The service conditions will be satisfied in 16 equal quarterly installments on March 5, June 5, September 5, and December 5 beginning on the first quarterly installment date that is at least two months after the Closing, which will be December 5, 2021, provided that Mr. Rawlinson remains in continuous service through each vesting date.

The grant date fair value of the CEO Time-Based RSUs was estimated to be $284.0 million and will be recognized using a graded vesting attribution method over the service period for each tranche. The grant date fair value of the CEO Time-Based RSUs was based on the estimated fair value of Lucid’s underlying common shares as of the date of the grant. No share-based compensation expense has been recognized to date in the historical consolidated financial statements of Lucid for these CEO Time-Based RSUs, as the achievement of the performance condition could not be deemed probable until the Closing occurred.

CEO Performance RSUs — The performance condition was satisfied upon the Closing. The market conditions will be satisfied based upon the achievement of certain market capitalization goals of Lucid Group (each, as depicted in table below, a “Lucid Group Market Capitalization Target”) and the continued employment of Mr. Rawlinson at each vesting date during the five-year period beginning after the Closing (“Performance Period”). The CEO Performance RSUs will vest only if Lucid Group achieves the Lucid Group Market Capitalization Targets specified in the table below, which if achieved, would allow Lucid Group’s other stockholders to benefit from the increases in our market capitalization.

Each Lucid Group Market Capitalization Target is calculated by multiplying (i) a volume weighted average trading price of Class A common stock measured over any rolling six calendar month period by (ii) the average total number outstanding shares of Class A common stock reported on a public filing with the SEC for the two most recently completed quarterly reporting periods. This measurement period was designed to reward Mr. Rawlinson only if a sustained growth in Lucid Group’s market capitalization is achieved. The market conditions will be satisfied in five tranches, as follows:

Tranche	Lucid Group Market Capitalization Target	Number of Lucid RSUs Eligible to Vest	Number of Lucid Group RSUs Eligible to Vest*
1	$23,500,000,000	1,317,537	3,483,568
2	$35,250,000,000	1,317,537	3,483,568
3	$47,000,000,000	1,317,537	3,483,568
4	$58,750,000,000	1,317,537	3,483,568
5	$70,500,000,000	790,522	2,090,140

*	as adjusted based upon the Exchange Ratio of 2.644

The Lucid Group Market Capitalization Targets will be adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications, or similar event under the Incentive Plan. If the Lucid Group Market Capitalization Targets are not satisfied during the Performance Period, the portion of the CEO Performance RSUs subject to such Lucid Group Market Capitalization Target will not vest.

The grant date fair value of the CEO Performance RSUs was estimated to be $272.1 million and will be recognized using a graded vesting attribution method over the estimated derived service periods for the five tranches of 0.72 years, 0.79 years, 1.72 years, 2.18 years and 2.51 years, respectively. The grant date fair value and the derived service period for each tranche of the CEO Performance RSUs was determined using a Monte Carlo simulation method, which incorporates the possibility that the Lucid Group Market Capitalization Targets may not be satisfied. The Monte Carlo simulation is affected by a number of variables, including the fair value of our underlying common shares, the expected common share price volatility over the expected term, the expected dividend yield of our common shares over the expected term, the risk-free interest rates over the expected term and the expected term of the RSUs.

Six Months Ended June 30, 2021
Weighted average volatility	60.0%
Expected term (in years)	5.0
Risk-free interest rate	0.9%
Expected dividends	—

The derived service periods for the five tranches were determined based on the median vesting time for the simulations that achieved the vesting hurdle. Share-based compensation expense associated with each of the five tranches under the CEO Performance RSUs will be recognized over the earlier of (i) the derived service periods of each tranche and (ii) the date on which the market condition is satisfied, using the graded vesting attribution method.

If the Lucid Group Market Capitalization Targets are met sooner than the derived service period, the share-based compensation expense will be adjusted to reflect the cumulative expense associated with the vested award. The share-based compensation expense will be recognized over the requisite service period that Mr. Rawlinson remains employed, regardless of whether the Lucid Group Market Capitalization Targets are achieved. No share-based compensation expense has been recognized to date in the historical consolidated financial statements for Lucid for these CEO Performance RSUs as the achievement of the performance condition was not deemed probable until the Closing occurred.

Tax Withholding — During the first year following the Closing, we expect that Lucid Group will settle tax withholding obligations in connection with any vesting of the CEO RSU Award through “net settlement,” i.e., by remitting cash to satisfy the tax withholding obligation and withholding a number of the vested shares on each vesting date. The amount of the tax withholding due on each vesting and net settlement date will be based on the fair value of the Class A common stock on such vesting and net settlement date. Depending on the fair value of the Class A common stock and the number of RSUs vesting on any applicable vesting and net settlement date, such net settlement could require Lucid Group to expend substantial cash funds to satisfy tax withholding.

The following tables illustrate the use of cash funds that Lucid Group may be required to remit to satisfy tax withholding obligations in connection with any potential vesting and net settlement of the CEO RSU Award during the first year after the Closing, assuming an aggregate tax withholding rate of 51.03% and various per-share prices of Class A common stock, which are assumed to be constant throughout the year. The tax withholding information is presented for illustrative purposes only and represents management’s estimates based on information available as of the date of this Report. The tax withholding information requires numerous assumptions, including with respect to tax withholding rates, outstanding shares of Class A common stock and the per-share values of Class A common stock on applicable vesting dates. If the actual facts are different than our assumptions, Lucid Group’s use of cash to satisfy tax withholding obligations in connection with any potential vesting and net settlement of the CEO RSU Award, and as a result Lucid Group’s future operating results and financial condition, could differ materially from these estimates.

CEO Time-Based RSUs Tax Withholding — The illustrative tax withholding for the CEO Time-Based RSUs provided below assumes various per-share prices of Class A common stock that may be experienced upon any vesting and net settlement of the first four quarterly installments of the CEO Time-Based RSUs which could occur during the first year following the consummation of the Transactions. The illustrative tax withholding is calculated by multiplying (i) the number of CEO Time-Based RSUs (as cancelled and exchanged into Lucid Group RSUs) that could vest and net settle during the first year following the consummation of the Transactions by (ii) the respective target stock price and by (iii) the assumed 51.03% tax withholding rate. The actual per-share price of Class A common stock at the vesting and net settlement date may differ from the target stock prices illustrated below, which could result in material differences in the actual cash remitted to satisfy tax withholding obligations.

Vested Lucid Group Awards (in 1st Year)	Target Stock Price	Illustrative Shares Withheld for Taxes	Illustrative Tax Withholding
	(in thousands, except share and per share data)
3,458,688	$10.00	1,764,968	$17,650
3,458,688	15.00	1,764,968	26,475
3,458,688	20.00	1,764,968	35,299
3,458,688	25.00	1,764,968	44,124
3,458,688	30.00	1,764,968	52,949
3,458,688	35.00	1,764,968	61,774
3,458,688	40.00	1,764,968	70,599

CEO Performance RSUs Tax Withholding — The illustrative tax withholding for the CEO Performance RSUs provided below assumes various target per-share prices of Class A common stock that may be experienced upon any vesting and net settlement of the CEO Performance RSUs which could occur during the first year following the consummation of the Transactions. The target stock prices for each Lucid Group Market Capitalization Target threshold have been derived using the total number of shares of Class A common stock outstanding upon the consummation of the Transactions. The illustrative tax withholding is calculated for each target stock price by multiplying (i) the number of CEO Performance RSUs (as cancelled and exchanged into Lucid Group RSUs) that could vest and net settle at each Lucid Group Market Capitalization Target threshold by (ii) the respective target stock price for each Lucid Group Market Capitalization Target threshold and by (iii) the assumed 51.03% tax rate. The actual per-share price of Class A common stock at the vesting and net settlement date may differ from the target stock price illustrated below, which could result in material differences in the actual cash remitted to satisfy tax withholding obligations.

Tranche	Lucid Group Award	Target Market Capitalization	Target Stock Price	Illustrative Shares Withheld for Taxes	Illustrative Tax Withholding
	(in thousands, except share and per share data)
1	3,483,568	$23,500,000	$14.52	1,777,665	$25,076
2	3,483,568	32,250,000	19.92	1,777,665	34,412
3	3,483,568	47,000,000	29.04	1,777,665	50,151
4	3,483,568	58,750,000	36.30	1,777,665	62,689
5	2,090,140	70,500,000	43.56	1,066,598	45,136

Common Share Valuation

The fair value of our common shares has historically been determined by the Lucid board of directors with the assistance of management and third-party valuation services providers. In the absence of a public trading market for our common shares, on each grant date, we develop an estimate of the fair value of our common shares based on the information known on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per common share, and in part on input from third-party valuations.

Our common share valuations were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions used to determine the estimated fair value of our common shares are based on numerous objective and subjective factors, combined with management’s judgment, including:

•	independent third-party valuations of our common shares;

•	the prices at which we sold our common and convertible preferred shares to outside investors in arms-length transactions;

•	the rights, preferences and privileges of our convertible preferred shares relative to those of our common shares;

•	our results of operations, financial position, and capital resources;

•	the history and nature of our business, the progress of our research and development efforts, our stage of development, business strategy, and outlook;

•	external market conditions affecting the automotive and electric vehicles industry, competitive environment, and other trends within the industry;

•	the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given prevailing market conditions;

•	the lack of marketability of our common shares and the fact that the option grants involve illiquid securities in a private company;

•	equity market conditions affecting comparable public companies; and

•	general U.S. and global market conditions, including general economic outlook including economic growth, inflation and unemployment, interest rate environment, and global economic trends.

In determining the fair value of our common shares, we established the enterprise value of the Lucid business using the market approach and the income approach. Under the income approach, forecasted cash flows are discounted to the present value at a risk-adjusted discount rate. The valuation analyses determine discrete free cash flows over multiple years based on forecasted financial information provided by our management and a terminal value for the residual period beyond the discrete forecast, which are discounted at a rate of return that accounts for both the time value of money and investment risk factors. Under the market approach, a group of guideline publicly traded companies with similar financial and operating characteristics to Lucid are selected, and valuation multiples based on the guideline public companies’ financial information and market data are calculated. Based on the observed valuation multiples, an appropriate multiple was selected to apply to our historical and forecasted revenue results.

In performing a valuation analysis of Lucid’s equity value and our preferred shares, common shares, tranche rights and warrants, we used the probability weighted expected return method (“PWERM”) framework. The PWERM framework is a scenario-based methodology that estimates the fair value of common shares based upon an analysis of future values for Lucid, assuming various outcomes. The common share value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of shares. The future value of the common shares under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common shares.

We considered three scenarios in the PWERM framework: option pricing method (“OPM”) scenario, as- converted SPAC scenario, and as-converted IPO scenario. Under the OPM scenario, we used the OPM to allocate the equity value to respective classes of securities. The OPM, which models each class of equity securities as a call option with a unique claim on Lucid’s assets, treats Lucid common shares and convertible preferred shares as call options on an equity value with exercise prices based on the liquidation preference of our convertible preferred shares. The common shares are modeled as a call option with a claim on the equity value at an exercise price equal to the remaining value immediately after Lucid’s convertible preferred shares are liquidated. The OPM scenario assumes that investors will convert in an IPO or high value sale if the value appreciates sufficiently, but also captures the value of the downside protection from the preferred liquidation preferences if Lucid does not grow as much as planned. Under the OPM scenario, we considered 40% probability that an IPO or high value sale will be completed in June 2022.

The as-converted scenarios presume a high-value exit scenario in which all Lucid convertible preferred shares convert into Lucid common shares based upon their conversion terms and differences in the rights and preferences of the share of Lucid convertible preferred shares are ignored. Under the as-converted scenarios, we considered 40% probability that a merger with a SPAC will be completed in June 2021 and 20% probability that an IPO will be completed in June 2022.

In determining the fair value of our common shares subsequent to the announcement of the Transactions, the Company used a market approach based on the $15.00 per share purchase price of Churchill’s Class A common stock pursuant to the PIPE Investment and the closing prices of the publicly traded Churchill’s Class A common stock as of the grant date, each multiplied by the Exchange Ratio, which has been determined in accordance with the Merger Agreement and assumes Lucid had $547.6 million in net cash as of two business days prior to the Closing Date.

In all scenarios, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that was not publicly traded.

Application of these approaches and methodologies involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses and future cash flows, discount rates, market multiples, the selection of comparable public companies and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common shares. Following the Closing, our Board will determine the fair value of each share of underlying common stock based on the closing price of Class A common stock as reported on the date of grant.

Fair Value of Contingent Forward Contract

We account for the contingent forward contract to purchase Lucid Series E Preferred Shares as a derivative liability because the contingent forward contract may require us to issue additional shares at a future date. The contingent forward contract is recorded at fair value upon issuance and is subject to remeasurement to fair value at each period end, with any fair value adjustments recognized as a component within other income (expense), net in our consolidated statements of operations and comprehensive loss.

In February 2021, Ayar agreed to be obligated to purchase up to 75,918,392 Lucid Series E Preferred Shares at approximately $7.90 per share, subject to other existing preferred shareholders being provided a right of first refusal to purchase up to 8,977,769 Lucid Series E Preferred Shares at approximately $7.90 per share. We and Ayar also agreed to allow Lucid, subject to Ayar’s approval, to provide members of our board of directors, employees, consultants, and others a right of first refusal to purchase a portion of the Lucid Series E Preferred Shares that Ayar would otherwise be required to purchase. Ayar remained obligated to purchase any amount of the Lucid Series E Preferred Shares that were offered but not purchased by the other parties such that the issuance of the Lucid Series E Preferred Shares would meet the total target of 75,918,392 shares at approximately $7.90 per share.

In February 2021, Ayar purchased 50,612,262 Lucid Series E Preferred Shares at approximately $7.90 per share. In March 2021, we offered members of our board of directors, employees, and service providers the right to purchase 2,248,391 Lucid Series E Preferred Shares at approximately $7.90 per share, of which 1,977,371 shares were purchased in April 2021, including 202,449 shares purchased by our CEO and 627,347 shares purchased by members of our board of directors. In April 2021, certain of our existing preferred shareholders purchased 8,977,769 Lucid Series E Preferred Shares at approximately $7.90 per share, and the remaining 14,350,990 Lucid Series E Preferred Shares were purchased at approximately $7.90 per share to settle the remaining contingent forward contract in April 2021.

We determined the right and obligation to participate in the Lucid Series E Preferred Shares financing to be a freestanding derivative liability in the form of a contingent forward contract to be measured at fair value and recorded the initial valuation of $2,167.3 million in February 2021 as a deemed dividend. We also determined that the Lucid Series E Preferred Shares offered in March 2021 to members of our board of directors, employees, consultants, and others that provided services to Lucid the right to purchase 2,248,391 Lucid Series E Preferred Shares at approximately $7.90 per share should be recognized as share-based compensation as of the offer date. We recognized share-based compensation expense of $20.7 million and $123.6 million during the three and six months ended June 30, 2021 related to such grants. Each grant also resulted in a reduction to the total shares subject to the contingent forward contract with Ayar.

The contingent forward contract liability was subsequently remeasured to fair value at period end with changes in fair value adjustments recognized as a component within other income (expense), net in our consolidated statements of operations and comprehensive loss. We recognized a loss of $12.4 million and $454.5 million related to the fair value remeasurements during the three and six months ended June 30, 2021, respectively, and the fourth closing was fully settled as of June 30, 2021.

The fair value of the contingent forward contract liability for the Lucid Series E Preferred Shares issued in February 2021 and April 2021 was determined based on the forward payoff, which was determined as the difference between the estimated Lucid Series E Preferred Shares fair value and the $7.90 per share purchase price.

In September 2018, we granted Ayar the right to purchase Lucid Series D Preferred Shares in future periods, in connection with the execution of the Securities Purchase Agreement. Ayar’s right to purchase the Lucid Series D Preferred Shares was exercisable in multiple tranches, with the first tranche of $200.0 million contingent upon the approval of Ayar’s equity investment into Lucid by Committee on Foreign Investment in the United States and the second and third tranches of $400.0 million each were issuable upon Lucid achieving certain milestones. We determined Ayar’s right to participate in future Lucid Series D Preferred Shares financing to be a freestanding derivative liability in the form of contingent forward contracts to be measured at fair value and recorded the initial valuation of $18.6 million as a debt discount to the convertible notes issued in September 2018.

The PWERM framework was used to estimate the fair value of the contingent forward contract at the date that the Securities Purchase Agreement was executed and subsequently as of June 30, 2021. In our valuation model, we considered the probability of investment, the purchase price per share, number of shares, the value of the contingent Lucid Series D Preferred Shares as of the valuation date, present value factor based on the risk-free rate of 0.1% and the time from the valuation date to the date of the investment, and the Lucid Series D Preferred Shares value as of each investment date using the PWERM framework. We used OPM to allocate the equity value in scenarios when the milestones were achieved during 2020.

We revalue the contingent forward contract reporting period utilizing models that are sensitive to changes in the unobservable inputs such as changes in the estimated probability of achievement of milestones or fair value of our shares. Changes in the fair value of these instruments can result from changes to one or multiple inputs, including adjustments to the assumed interest rate (coupon rate), yield (market rate), effective interest rate, discount rate and dividend yield as well as changes in the amount and timing of the anticipated achievement of milestones. Assumed interest rate (coupon rate) and yield (market rate) are based on the noncumulative dividend rate of 8% of the Lucid Series D Preferred Shares original issuance price. The discount rate represented a measure of the credit risk associated with settling the financial instrument. The expected dividend yield is assumed to be zero as we have never paid dividends and do not have current plans to pay any dividends on our common shares. Significant judgment is employed in determining these assumptions as of the date that the Securities Purchase Agreement was executed transaction date and for each subsequent period.

Changes in fair value of our contingent forward contracts are recognized as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. We classify the fair value of the contingent forward contract as a liability within our consolidated balance sheet until settlement.

Convertible Preferred Share Warrant Liability

We account for warrants to purchase shares of Lucid Series D Preferred Shares as liabilities at their estimated fair value because these warrants may obligate us to transfer assets to the holders at a future date under certain circumstances, such as a merger, acquisition, reorganization, sale of all or substantially all of our assets, each a change of control event. The warrants are recorded at fair value upon issuance and are subject to remeasurement to fair value at each period end, with any fair value adjustments recognized as a component within other income (expense), net in our consolidated statements of operations and comprehensive loss.

We used a Black-Scholes model to calculate the fair value of its redeemable convertible preferred stock warrant liability using the following inputs:

December 31, 2020
Volatility	50.00%
Expected term (in years)	0.5 - 1.5
Risk-free rate	0.09 – 0.12%
Expected dividend rate	0.00%

The estimated fair value of the convertible preferred stock warrant liability is calculated using other key assumptions including the probability and value of the next equity financing, enterprise value, and discount for lack of marketability.

In February 2021, all outstanding warrants to purchase shares of Lucid Series D Preferred Shares were exercised. Upon final settlement, we recorded a loss of $7.0 million in the consolidated statements of operations for the six months ended June 30, 2021 related to the fair value remeasurement upon exercise and converted the warrant into Lucid Series D Preferred Shares. We recorded a $0.1 million loss related to fair value remeasurements of the warrants for the three and six months ended June 30, 2020.

Income Taxes

We utilize the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recorded based on the estimated future tax effects of temporary differences between the financial reporting and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. We recognize the effect on deferred income taxes of a change in tax rates in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the net amount that we believe is more-likely-than-not to be realized.

We make estimates, assumptions and judgments to determine our provision for Lucid’s income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. We consider all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income, and ongoing tax planning strategies in assessing the need for a valuation allowance. We assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this Report, have not been material, are recognized within provision for income taxes.

Recently Adopted Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this Report for more information regarding recently issued accounting pronouncements.

Internal Control Over Financial Reporting

In connection with the preparation of our consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2019, we identified material weaknesses in our internal control over financial reporting. See the subsection entitled “Risk Factors — We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the value of our common stock” in the S-1 Registration Statement.

Implications of being an Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2021 (the “JOBS Act”) exempts “emerging growth companies” as defined in Section 2(A) of the Securities Act of 1933, as amended, from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Lucid Group is an “emerging growth company” and has elected to take advantage of the benefits of this extended transition period.

Lucid Group will use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and non-public business entities until the earlier of the date Lucid Group (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. The extended transition period exemptions afforded by Lucid Group’s emerging growth company status may make it difficult or impossible to compare Lucid Group’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of this exemption because of the potential differences in accounting standards used. Refer to Note 2 to our consolidated financial statements included elsewhere in this Report for the recent accounting pronouncements.

Lucid Group will remain an “emerging growth company” under the JOBS Act until the earliest of (a) the last day of Lucid Group’s first fiscal year following the fifth anniversary of the Churchill IPO, (b) the last date of Lucid Group’s fiscal year in which Lucid Group has total annual gross revenue of at least $1.07 billion, (c) the last date of Lucid Group’s fiscal year in which Lucid Group is deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which Lucid Group has issued more than $1.0 billion in non- convertible debt securities during the previous three years. We expect that Lucid Group will cease to be an emerging growth company as of December 31, 2021.